Exhibit 99.1

Conn's, Inc. Reports Third Quarter Fiscal Year 2018 Financial Results
Second Consecutive Quarter of Profitability
Record Yield Drives Highest Spread in 11 Quarters
Direct Loan Program Successfully Implemented in Two Additional States
60+ Delinquency Rate Declined 110 Basis Points Year-Over-Year; First Year-Over-Year Decline in Four Years
Retail Platform Well Positioned for Planned New Store Growth in Fiscal Year 2019

THE WOODLANDS, Texas, December 7, 2017 - Conn's, Inc. (NASDAQ: CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the third quarter ended October 31, 2017.
“Our third quarter results demonstrate the continued success of Conn’s transformation, as we benefited from a record net yield, a widening credit spread, and strong retail gross margins, despite the impact Hurricane Harvey had on many of our communities,” stated Norm Miller, Conn’s Chairman and Chief Executive Officer.
Conn’s achieved a record net yield of 19.8%, and our credit spread increased to 460 basis points in the third quarter of fiscal year 2018, which was the highest level in the past 11 quarters. During the third quarter, new direct loan programs were successfully implemented in Oklahoma and Tennessee. As a result, approximately 90% of current originations are now at higher rates and the average APR on total originations for the month of October was 27.9%, compared to 21.4% in July of last fiscal year.
During the third quarter of fiscal year 2018, the company’s 60+ delinquency rate fell year-over-year for the first time in four years. This represents a significant milestone, and based on the performance of originations since June of last fiscal year, we anticipate credit segment profitability will continue to improve as newer accounts become a larger percentage of the portfolio.
“Retail performance remains solid and Conn’s achieved record third quarter retail gross margins, which helped produce another quarter of strong retail operating income. With improving credit trends, we are increasingly confident that the investments we have made in the credit platform can support profitable growth. For fiscal year 2019 we are planning to open five to nine new stores, all in existing states which will allow us to leverage our current infrastructure. I am encouraged by the successful transformation underway at Conn’s, and the long-term opportunities to create sustainable growth and profitability,” concluded Mr. Miller.

Third Quarter Results
Net income for the third quarter of fiscal year 2018 was $1.6 million, or $0.05 per diluted share, compared to a net loss for the third quarter of fiscal year 2017 of $3.8 million, or $0.12 per diluted share. On a non-GAAP basis, adjusted net income for the third quarter of fiscal year 2018 was $5.6 million, or $0.18 per diluted share, which excludes a loss from the write-off of previously capitalized costs for a software project that was abandoned during the third quarter of fiscal year 2018 related to the implementation of a new point of sale system that began in fiscal year 2013 and a loss from extinguishment of debt related to the early redemption of our 2016-A Notes. This compares to adjusted net loss for the third quarter of fiscal year 2017 of $2.5 million, or $0.08 per diluted share, which excludes costs associated with store and facility closures, impairments from disposals, legal and professional fees related to our securities-related litigation and severance costs due to changes in the executive management team. The impairments from disposals included the write-off of leasehold improvements for one store we relocated prior to the end of the useful life of the leasehold improvements and incurred costs for a terminated store project prior to starting construction.
Retail Segment Third Quarter Results
Total retail revenues were $291.9 million for the third quarter of fiscal year 2018 compared to $308.4 million for the third quarter of fiscal year 2017, a decrease of 5.3%. The decrease in retail revenue was primarily driven by a decrease in same store sales of 7.0%, partially offset by new store growth. Sales for the three months ended October 31, 2017 were impacted negatively by general softness in consumer spending. For the third quarter of fiscal year 2018, retail segment operating income was $29.6 million and, on a non-GAAP basis, adjusted retail segment operating income was $35.4 million, which excludes a loss from the write-off of previously capitalized costs for a software project that was abandoned during the third quarter of fiscal year 2018 related to the implementation of a new point of sale system that began in fiscal year 2013.
The following table presents net sales and changes in net sales by category:

	Three Months Ended October 31,					%	Same store
(dollars in thousands)	2017	% of Total	2016	% of Total	Change	Change	% change
Furniture and mattress	$97,146	33.3%	$98,898	32.1%	$(1,752)	(1.8)%	(6.1)%
Home appliance	83,837	28.7	$85,785	27.8	$(1,948)	(2.3)	(3.3)
Consumer electronics	58,062	19.9	65,670	21.3	(7,608)	(11.6)	(10.7)
Home office	20,295	7.0	22,747	7.5	(2,452)	(10.8)	(8.1)
Other	4,446	1.5	4,956	1.6	(510)	(10.3)	(11.1)
Product sales	263,786	90.4	278,056	90.3	(14,270)	(5.1)	(6.6)
Repair service agreement commissions	24,488	8.4	26,354	8.5	(1,866)	(7.1)	(10.1)
Service revenues	3,534	1.2	3,623	1.2	(89)	(2.5)
Total net sales	291,808	100.0%	308,033	100.0%	(16,225)	(5.3)	(7.0)%
The following provides a summary of items impacting the performance of our product categories during the third quarter of fiscal year 2018 compared to the third quarter of fiscal year 2017:
•Furniture unit volume decreased 12.5%, partially offset by a 9.3% increase in average selling price;

•	Mattress unit volume decreased 15.1%, partially offset by a 4.5% increase in average selling price;

•	Home appliance unit volume decreased 5.0%, partially offset by a 1.8% increase in average selling price;

•	Consumer electronic unit volume decreased 11.9%, partially offset by a 1.5% increase in average sales price; and

•	Home office unit volume decreased 20.4%, partially offset by a 15.5% increase in average selling price.
Credit Segment Third Quarter Results
Credit revenues were $81.3 million for the third quarter of fiscal year 2018 compared to $68.4 million for the third quarter of fiscal year 2017, an increase of 18.8%. The increase in credit revenue was primarily the result of increased originations of our higher-yielding direct loan product, which contributed to the increase in the portfolio yield rate to 19.8% from 15.0%, partially offset by the impact of a 3.7% decline in the average balance of the customer receivables portfolio. Credit revenues for the third quarter of fiscal year 2018 also reflect a decline in insurance income primarily due to a decrease in retrospective commissions as a result of higher claim volumes related to Hurricane Harvey. The total customer portfolio balance was $1.49 billion at October 31, 2017 compared to $1.53 billion at October 31, 2016, a decrease of 3.0%.

Provision for bad debts was $56.3 million for the third quarter of fiscal year 2018 compared to $51.3 million for the third quarter of fiscal year 2017, an increase of $5.0 million. The most significant reasons for the increase in the provision for bad debts for the three months ended October 31, 2017 compared to the three months ended October 31, 2016 were:

i.	growth in the customer receivables portfolio in the three months ended October 31, 2017 compared to a decline in the three months ended October 31, 2016;

ii.	higher net-charge offs in the three months ended October 31, 2017 compared to the three months ended October 31, 2016; and

iii.	an increase in the qualitative reserve related to Hurricane Harvey of $1.1 million; partially offset by

iv.	a decrease in our estimated TDR loss rate as a result of improvements in TDR delinquency rates.
Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-Q for the quarter ended October 31, 2017, to be filed with the Securities and Exchange Commission.
Store Update
During fiscal year 2018, the Company has opened three new Conn's HomePlus® stores, two of which were opened during the first quarter of fiscal year 2018 in North Carolina, and one of which was opened during the second quarter of fiscal year 2018 in Virginia, bringing the total store count to 116 in 14 states. The Company does not intend to open any additional stores in fiscal year 2018. The Company currently plans to open between five and nine stores in fiscal year 2019, all in existing states to leverage current infrastructure.
Liquidity and Capital Resources
As of October 31, 2017, the Company had $110.5 million of immediately available borrowing capacity under its $750.0 million revolving credit facility, with an additional $284.8 million that may become available under the Company's revolving credit facility if the Company grows the balance of eligible customer receivables and eligible inventory balances under the borrowing base. The Company also had $12.7 million of unrestricted cash available for use.
Outlook and Guidance
The following are the Company's expectations for the business for the fourth quarter of fiscal year 2018:

•	Change in same store sales down mid single digits;

•	Retail gross margin between 39.0% and 39.5% of total retail net sales;

•	Selling, general and administrative expenses between 27.0% and 29.0% of total revenues;

•	Provision for bad debts between $55.0 million and $59.5 million;

•	Finance charges and other revenues between $86.0 million and $90.0 million; and

•	Interest expense between $19.0 million and $20.5 million.

Conference Call Information
The Company will host a conference call on December 7, 2017 at 10 a.m. CT / 11 a.m. ET to discuss its third quarter fiscal 2018 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and third quarter fiscal 2018 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through December 14, 2017 by dialing 855-859-2056 or 404-537-3406 and Conference ID: 5182279. A link to the earnings release and webcast will be available at ir.conns.com.
About Conn's, Inc.
Conn's is a specialty retailer currently operating 116 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas, and Virginia. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and other reports filed with the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
Revenues:
Total net sales	$291,808	$308,033	$857,506	$958,574
Finance charges and other revenues	81,364	68,740	238,139	205,469
Total revenues	373,172	376,773	1,095,645	1,164,043
Costs and expenses:
Cost of goods sold	175,591	192,374	519,847	605,709
Selling, general and administrative expenses	114,355	114,457	332,524	347,550
Provision for bad debts	56,512	51,564	161,891	169,978
Charges and credits	5,861	1,987	11,156	5,408
Total costs and expenses	352,319	360,382	1,025,418	1,128,645
Operating income	20,853	16,391	70,227	35,398
Interest expense	18,095	23,470	62,142	73,504
Loss on extinguishment of debt	461	—	2,907	—
Income (loss) before income taxes	2,297	(7,079)	5,178	(38,106)
Provision (benefit) for income taxes	728	(3,264)	1,916	(12,618)
Net income (loss)	$1,569	$(3,815)	$3,262	$(25,488)
Income (loss) per share:
Basic	$0.05	$(0.12)	$0.10	$(0.83)
Diluted	$0.05	$(0.12)	$0.10	$(0.83)
Weighted average common shares outstanding:
Basic	31,292,913	30,816,319	31,121,177	30,736,636
Diluted	31,764,594	30,816,319	31,457,420	30,736,636

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
Revenues:
Product sales	$263,786	$278,056	$774,741	$864,269
Repair service agreement commissions	24,488	26,354	72,703	82,849
Service revenues	3,534	3,623	10,062	11,456
Total net sales	291,808	308,033	857,506	958,574
Other revenues	95	337	267	1,268
Total revenues	291,903	308,370	857,773	959,842
Costs and expenses:
Cost of goods sold	175,591	192,374	519,847	605,709
Selling, general and administrative expenses	80,676	79,777	233,290	244,598
Provision for bad debts	189	286	584	811
Charges and credits	5,861	1,987	11,156	5,408
Total costs and expenses	262,317	274,424	764,877	856,526
Operating income	$29,586	$33,946	$92,896	$103,316
Retail gross margin	39.8%	37.5%	39.4%	36.8%
Selling, general and administrative expense as percent of revenues	27.6%	25.9%	27.2%	25.5%
Operating margin	10.1%	11.0%	10.8%	10.8%
Store count:
Beginning of period	116	112	113	103
Opened	—	1	3	10
End of period	116	113	116	113

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
Revenues:
Finance charges and other revenues	$81,269	$68,403	$237,872	$204,201
Costs and expenses:
Selling, general and administrative expenses	33,679	34,680	99,234	102,952
Provision for bad debts	56,323	51,278	161,307	169,167
Total costs and expenses	90,002	85,958	260,541	272,119
Operating loss	(8,733)	(17,555)	(22,669)	(67,918)
Interest expense	18,095	23,470	62,142	73,504
Loss on extinguishment of debt	461	—	2,907	—
Loss before income taxes	$(27,289)	$(41,025)	$(87,718)	$(141,422)
Selling, general and administrative expense as percent of revenues	41.4%	50.7%	41.7%	50.4%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	9.1%	9.0%	8.9%	8.9%
Operating margin	(10.7)%	(25.7)%	(9.5)%	(33.3)%

CONN'S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of October 31,
	2017	2016
Weighted average credit score of outstanding balances (1)	589	591
Average outstanding customer balance	$2,405	$2,354
Balances 60+ days past due as a percentage of total customer portfolio balance (2)(3)	9.9%	11.0%
Re-aged balance as a percentage of total customer portfolio balance (2)(4)	23.8%	16.0%
Account balances re-aged more than six months (in thousands)	$80,516	$73,385
Allowance for bad debts as a percentage of total customer portfolio balance	13.6%	13.3%
Percent of total customer portfolio balance represented by no-interest option receivables	22.3%	28.3%

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
Total applications processed	321,373	326,131	909,287	975,363
Weighted average origination credit score of sales financed (1)	611	610	609	610
Percent of total applications approved and utilized	29.1%	32.7%	31.1%	35.1%
Average down payment	2.9%	3.1%	3.2%	3.4%
Average income of credit customer at origination	$43,500	$42,200	$42,700	$41,400
Percent of retail sales paid for by:
In-house financing, including down payments received	72.0%	72.3%	71.7%	69.8%
Third-party financing	15.1%	16.4%	15.8%	15.4%
Third-party lease-to-own options	5.7%	5.2%	5.7%	5.1%
	92.8%	93.9%	93.2%	90.3%

(1)	Credit scores exclude non-scored accounts.

(2)	Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.

(3)
The balance of 60+ days past due as a percentage of total customer portfolio balance as of October 31, 2017 reflects the impact of first time re-ages related to customers within FEMA-designated Hurricane Harvey disaster areas.

(4)
The re-aged balance as a percentage of total customer portfolio as of October 31, 2017 includes $71.8 million in first time re-ages related to customers within FEMA-designated Hurricane Harvey disaster areas.

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	October 31, 2017	January 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$12,742	$23,566
Restricted cash	71,099	110,698
Customer accounts receivable, net of allowances	635,700	702,162
Other accounts receivable	63,203	69,286
Inventories	235,479	164,856
Income taxes recoverable	1,194	2,150
Prepaid expenses and other current assets	14,721	14,955
Total current assets	1,034,138	1,087,673
Long-term portion of customer accounts receivable, net of allowances	616,665	615,904
Property and equipment, net	144,747	159,202
Deferred income taxes	72,554	71,442
Other assets	6,285	6,913
Total assets	$1,874,389	$1,941,134
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$65,651	$849
Accounts payable	109,738	101,612
Accrued expenses	62,403	39,781
Other current liabilities	24,531	25,139
Total current liabilities	262,323	167,381
Deferred rent	87,152	87,957
Long-term debt and capital lease obligations	973,278	1,144,393
Other long-term liabilities	22,245	23,613
Total liabilities	1,344,998	1,423,344
Stockholders' equity	529,391	517,790
Total liabilities and stockholders' equity	$1,874,389	$1,941,134

CONN'S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
Retail segment operating income, as reported	$29,586	$33,946	$92,896	$103,316
Adjustments:
Store and facility closure costs	—	954	1,349	954
Impairments from disposals	—	595	—	1,980
Legal and professional fees related to the exploration of strategic alternatives and securities-related litigation	—	158	34	747
Employee severance	—	280	1,317	1,493
Indirect tax audit reserve	—	—	2,595	—
Write-off of capitalized software costs	5,861	—	5,861	—
Executive management transition costs	—	—	—	234
Retail segment operating income, as adjusted	$35,447	$35,933	$104,052	$108,724
Retail segment total revenues	291,903	308,370	857,773	959,842
Retail segment operating margin:
As reported	10.1%	11.0%	10.8%	10.8%
As adjusted	12.1%	11.7%	12.1%	11.3%

NET INCOME (LOSS), AS ADJUSTED, AND DILUTED INCOME (LOSS) PER SHARE, AS ADJUSTED

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
Net income (loss), as reported	$1,569	$(3,815)	$3,262	$(25,488)
Adjustments:
Changes in estimates	—	—	—	13,168
Store and facility closure costs	—	954	1,349	954
Impairments from disposals	—	595	—	1,980
Legal and professional fees related to the exploration of strategic alternatives and securities-related litigation	—	158	34	747
Employee severance	—	280	1,317	1,493
Indirect tax audit reserve	—	—	2,595	—
Write-off of capitalized software costs	5,861	—	5,861	—
Executive management transition costs	—	—	—	234
Loss on extinguishment of debt	461	—	2,907	—
Tax impact of adjustments	(2,289)	(719)	(5,092)	(6,159)
Net income (loss), as adjusted	$5,602	$(2,547)	$12,233	$(13,071)
Weighted average common shares outstanding - Diluted	31,764,594	30,816,319	31,457,420	30,736,636
Income (loss) per share:
As reported	$0.05	$(0.12)	$0.10	$(0.83)
As adjusted	$0.18	$(0.08)	$0.39	$(0.43)

Basis for presentation of non-GAAP disclosures:
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we provide the following non-GAAP financial measures: retail segment adjusted operating income, retail segment adjusted operating margin, adjusted net income (loss), and adjusted income (loss) per diluted share. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for additional transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.